PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.37 PER SHARE FOR THE SECOND QUARTER

HUNT VALLEY, MARYLAND – August 5, 2010 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company”) today announced its results of operations for the quarter ended June 30, 2010.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended June 30, 2010 of $29.7 million or $0.32 per common share.  The $29.7 million of FFO available to common stockholders for the second quarter of 2010 includes a charge of approximately $3.5 million to the write-off deferred financing costs associated with the termination of the Company’s 2009 credit facility, $1.2 million of costs associated with second quarter acquisitions, an $0.8 million gain from the sale of two mortgage backed securities in the second quarter of 2010, $0.5 million of non-cash restricted stock expense, a $0.2 million provision for impairment on a real estate asset and $0.2 million of net income associated with owned and operated assets.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.37 per common share for the three months ended June 30, 2010.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders less certain non-cash items and certain items of revenue or expense, including, but not limited to: results of operations of owned and operated facilities during the period, expenses associated with acquisitions and restricted stock expense.  For more information regarding FFO and Adjusted FFO, see the “Funds From Operations” section below.

COMPANY COMMENTS

“We are extremely pleased to redeploy the cash we raised since December with the closing of the remaining two CapitalSource deals in June,” stated Taylor Pickett, Omega’s President and CEO.  Mr. Pickett added, “Omega ended the quarter with an extremely strong balance sheet, no debt maturities prior to 2014, $100 million available on our $320 million revolving credit facility, a new $140 million continuous equity program and a significant increase in our adjusted FFO run rate as a result of the CapitalSource closings.”   Mr. Pickett concluded by stating, “We have positioned our balance sheet to allow Omega to continue to focus on growing our adjusted FFO and increase both our common stock dividend and our overall return to our shareholders.”

GAAP NET INCOME

For the three-month period ended June 30, 2010, the Company reported net income of $15.5 million and net income available to common stockholders of $13.2 million, or $0.14 per diluted common share on operating revenues of $58.8 million.  This compares to net income of $19.8 million and net income available to common stockholders of $17.6 million, or $0.21 per diluted common share on operating revenues of $49.2 million, for the same period in 2009.

For the six-month period ended June 30, 2010, the Company reported net income of $36.5 million, net income available to common stockholders of $31.9 million, or $0.35 per diluted common share on operating revenues of $117.5 million.  This compares to net income of $44.7 million, net income available to common stockholders of $40.2 million, or $0.49 per diluted common share on operating revenues of $98.3 million, for the same period in 2009.

The year-to-date decreases in both net income and net income available to common stockholders were primarily due to: (i) increased depreciation expense associated with approximately $900 million of new investments (including capital improvements) made throughout 2009 and 2010; (ii) increased interest expense associated with debt issued and assumed in connection with the CapitalSource Inc. (“CapitalSource”) asset acquisitions; (iii) acquisition deal related expenses; (iv) the incremental impact of proceeds received from a 2009 legal settlement versus a 2010 legal settlement; and (v) a charge relating to the write-off of deferred financing credit facility costs associated with the termination of the Company’s 2009 credit facility in 2010.   This impact was partially offset by: (i) revenue associated with $900 million of new investments completed since June 2009; (ii) a $2 million reduction in the net loss associated with owned and operated assets; and (iii) $0.8 million of gain from two mortgage backed securities that were sold in the second quarter of 2010.

SECOND QUARTER 2010 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In July 2010, the Company increased its quarterly common dividend per share from $0.32 to $0.36.
•	In June 2010, the Company established a $140 million 2010 Equity Shelf Program for a continuous at-the-market offering of common stock.
•	In June 2010, the Company closed on the purchase of the remaining 103 long-term care facilities from CapitalSource for $589 million.
•	In April 2010, the Company entered into a new $320 million revolving senior secured credit facility.
•	In April 2010, the Company sold 1.9 million shares of its common stock to complete its $100 million 2009 Equity Shelf Program generating net proceeds of $37 million.

SECOND QUARTER 2010 RESULTS

Operating Revenues and Expenses – Operating revenues for the three months ended June 30, 2010, excluding nursing home revenues of owned and operated assets and therefore on a non-GAAP basis, were $55.8 million.  Operating expenses for the three months ended June 30, 2010, excluding nursing home expenses for owned and operated assets, totaled $21.5 million, comprised of $16.5 million of depreciation and amortization expense, $3.2 million of general and administrative expenses, $1.2 million of expense associated with the CapitalSource asset acquisitions, $0.5 million of restricted stock expense and a $0.2 million non-cash provision for impairment on a real estate asset.  A reconciliation of these amounts to revenues and expenses reported in accordance with GAAP is provided at the end of this release.

Other Income and Expense – Other income and expense for the three months ended June 30, 2010 was a net expense of $19.0 million and was primarily comprised of: (i) $14.7 million of interest expense; (ii) $3.5 million to write-off deferred financing costs associated with the termination of the Company’s 2009 credit facility in 2010; and (iii) $0.9 million of amortized deferred financing costs.

Funds From Operations – For the three months ended June 30, 2010, reportable FFO available to common stockholders was $29.7 million, or $0.32 per common share on 93 million weighted-average common shares outstanding, compared to $28.6 million, or $0.35 per common share on 83 million weighted-average common shares outstanding, for the same period in 2009.

The $29.7 million of FFO for the second quarter of 2010 includes the impact of: (i) a charge of approximately $3.5 million relating to the write-off of deferred financing costs associated with the termination of the Company’s 2009 credit facility; (ii) $1.2 million of costs associated with the CapitalSource asset acquisitions; (iii) $0.5 million of non-cash restricted stock expense; (iv) a $0.2 million real estate impairment charge; (v) $0.2 million net income associated with owned and operated assets; and (vi) $0.8 million of gain on the sales of two mortgage backed securities that were bought in the first quarter of 2010 and sold in the second quarter of 2010.

The $28.6 million of FFO for the three months ended June 30, 2009 includes the impact of: (i) a $1.1 million net loss associated with owned and operated assets; (ii) $0.5 million of non-cash restricted stock expense; and (iii) a $0.5 million write-off of deferred financing credit facility costs.

Adjusted FFO was $34.0 million, or $0.37 per common share, for the three months ended June 30, 2010, compared to $30.7 million, or $0.37 per common share, for the same period in 2009.  The Company had 10.5 million additional weighted-average shares for the three months ended June 30, 2010 compared to the same period in 2009.  The increase in weighted-average common shares was primarily a result of: (i) 3.7 million shares of common stock issued to CapitalSource as part of the December 2009 and June 29, 2010 asset acquisitions; (ii) approximately 2.6 million common shares issued under the Company’s Dividend Reinvestment and Common Stock Purchase Plan; and (iii) approximately 5.2 million common shares issued under the Company’s 2009 Equity Shelf Program.  For further information, see “Funds From Operations” below.

FINANCING ACTIVITIES

1.0 Million Share Common Stock Issuance – On June 29, 2010, the Company issued 1.0 million shares of its common stock to CapitalSource as part of the June 29, 2010 CapitalSource asset acquisition.  For further information, see “Portfolio Developments” section below.

$140 Million 2010 Equity Shelf Program – On June 25, 2010, the Company entered into separate equity distribution agreements to sell shares of its common stock having an aggregate gross sales price of up to $140,000,000 (the “Agreements”) with each of BofA Merrill Lynch, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities, Jefferies & Company, Inc., RBS Securities Inc., Stifel Nicolaus & Company, Incorporated and UBS Securities LLC, each as sales agents and/or principal (collectively, the “Managers”). Under the terms of the Agreements, the Company may from time to time offer and sell shares of its common stock, having an aggregate gross sales price of up to $140,000,000 through or to the Managers. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, or as otherwise agreed with the Managers.  The Company will pay each Manager compensation for sales of the shares equal to 2% of the gross sales price per share of shares sold through such Manager, as sales agent, under the Agreements.

$320 Million Credit Facility – On April 13, 2010, the Company entered into a new $320 million revolving senior secured credit facility (the “2010 Credit Facility”).  The 2010 Credit Facility replaces the Company’s previous $200 million revolving senior secured credit facility (the “2009 Credit Facility”).  The 2010 Credit Facility matures in four years, on April 13, 2014; provided, however, if the Company has not refinanced or repaid its $310 million 7% Senior Notes due April 2014 prior to December 31, 2013, the maturity date for the 2010 Credit Facility will become December 31, 2013.  The 2010 Credit Facility includes an “accordion feature” that permits the Company to expand its borrowing capacity to $420 million during its first three years.

The 2010 Credit Facility is priced at LIBOR plus an applicable margin (ranging from 325 basis points to 425 basis points) based on the Company’s consolidated leverage and is not subject to a LIBOR floor.  The Company’s applicable percentage above LIBOR is currently 350 basis points.  The 2010 Credit Facility will be used for acquisitions and general corporate purposes.

For the three month period ended June 30, 2010, the Company recorded a charge of approximately $3.5 million relating to the write-off of deferred financing costs associated with the termination of the 2009 Credit Facility.

Sale of 1.9 Million Shares of Common Stock Under the $100 Million 2009 Equity Shelf Program – In April 2010, the Company sold 1.9 million shares of its common stock available under its $100 million 2009 Equity Shelf Program resulting in net proceeds of approximately $37 million.  At the conclusion of the April transactions, the Company cancelled its $100 million 2009 Equity Shelf Program.

PORTFOLIO DEVELOPMENTS

CapitalSource Acquisitions – On June 29, 2010, the Company purchased 40 long-term care facilities from affiliates of CapitalSource pursuant to the securities purchase agreement executed and announced in November of 2009, for an aggregate purchase price of approximately $270 million, consisting of the assumption of $182 million of indebtedness guaranteed by the U.S. Department of Housing and Urban Development (“HUD”), $20 million of other indebtedness, $65 million cash and $3 million of Omega common stock.   In addition, Omega issued to an affiliate of CapitalSource an additional $15 million of Omega common stock as consideration for certain escrow amounts transferred at closing.

The $182.0 million of assumed HUD debt is comprised of 29 HUD mortgage loans.  Eleven of the HUD loans have a face value of $53.2 million with a blended interest rate of 6.61% and maturities between January 2036 and May 2040.  The face value of the remaining 18 HUD loans assumed is $128.8 million with an interest rate of 4.85% and maturities between January 2040 and January 2045.  The $20 million of other indebtedness is comprised of five separate $4.0 million subordinated 9% notes that mature in December 2021.

In accordance with the guidance for accounting for a business combination, the Company is required to allocate the fair value of the assets purchased and liabilities assumed, including identifiable intangibles, in the CapitalSource asset acquisitions at their fair values.  Preliminary estimates of the fair values of the HUD mortgage loans assumed are approximately $20.8 million greater than the face value of the loans, as market rates for comparable loans at the acquisition date were less than the stated rates on the loans.  Preliminary estimate of the fair value of the subordinated notes assumed is approximately $1.8 million greater than the face value of the subordinated notes, as market rates for comparable notes at the acquisition date were less than the stated rates on the notes.  As a result, the Company will amortize the impact of the fair value adjustments over the term of the loans utilizing an effective interest method.

On June 9, 2010, the Company purchased 63 long-term care facilities from affiliates of CapitalSource for an aggregate purchase price of approximately $293 million in cash, in accordance with the terms of the securities purchase agreement between the parties executed and announced in November of 2009.

The combined 103 facilities acquired from CapitalSource, representing 11,409 available beds located in 20 states, are part of 43 in-place triple net leases among 20 operators.

Owned and Operated Assets – On June 1, 2010, the two Vermont owned and operated facilities had their license transferred to a third party operator and the facilities are now part of the Formation Capital (“Formation”) master lease.  In 2008, Genesis Healthcare (“Genesis”) entered into a long-term management agreement with Formation to oversee the day-to-day operations of these two facilities.  The Company’s consolidated financial statements include the financial position and results of operations of the Vermont facilities from July 7, 2008 to May 31, 2010.  As a result of the transition to Formation, effective June 1, 2010, and since the Company no longer operates any facilities, the revenues and expenses of these entities are not included in our consolidated statements of income after June 1, 2010.

DIVIDENDS

Common Dividends – On July 15, 2010, the Company’s Board of Directors announced a common stock dividend of $0.36 per share, increasing the quarterly common dividend by $0.04, or 12.5%, per share over the prior quarter.  The common dividends are to be paid August 16, 2010 to common stockholders of record on July 30, 2010.  At the date of this release, the Company has approximately 95 million common shares outstanding.

Series D Preferred Dividends – On July 15, 2010, the Company’s Board of Directors also declared its regular quarterly dividend for the Series D preferred stock, payable August 16, 2010 to preferred stockholders of record on July 30, 2010.  Series D preferred stockholders of record will be paid dividends in the approximate amount of $0.52344 per preferred share.  The liquidation preference for the Company’s Series D preferred stock is $25.00 per share.  Regular quarterly preferred dividends represent dividends for the period May 1, 2010 through July 30, 2010.

2010 ADJUSTED FFO GUIDANCE AFFIRMATION

The Company affirmed its quarterly 2010 Adjusted FFO available to common stockholders guidance to be between $0.43 and $0.46 per diluted share after giving effect to the second and third closings of the CapitalSource assets.

The Company's Adjusted FFO guidance for 2010 excludes the impact of all other future acquisitions, gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense.  A reconciliation of the Adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company's Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, variations in restricted stock amortization expense, and the factors identified below may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, August 5, 2010, at 10 a.m. EDT to review the Company’s 2010 second quarter results and current developments.  Analysts and investors interested in participating are invited to call (877) 303-7604 from within the United States or (760) 666-3606 from outside the United States, using pass code 91068093.

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At June 30, 2010, the Company owned or held mortgages on 395 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 46,007 licensed beds (44,250 available beds) located in 34 states and operated by 46 third-party healthcare operating companies.  In addition, the Company has three closed facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2010 Adjusted FFO Guidance.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company’s ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare finance industry; (xii) the potential impact of a general economic slowdown on governmental budgets and healthcare reimbursement expenditures; and (xiii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$2,341,084	$1,669,843
Less accumulated depreciation	(327,536)	(296,441)
Real estate properties – net	2,013,548	1,373,402
Mortgage notes receivable – net	87,858	100,223
	2,101,406	1,473,625
Other investments – net	33,397	32,800
	2,134,803	1,506,425
Assets held for sale – net	722	877
Total investments	2,135,525	1,507,302

Cash and cash equivalents	1,957	2,170
Restricted cash	21,730	9,486
Accounts receivable – net	87,136	81,558
Other assets	47,803	50,778
Operating assets for owned and operated properties	2,294	3,739
Total assets	$2,296,445	$1,655,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$221,000	$94,100
Secured borrowings	302,821	159,354
Unsecured borrowings – net	703,193	484,695
Accrued expenses and other liabilities	108,077	49,895
Operating liabilities for owned and operated properties	273	1,762
Total liabilities	1,335,364	789,806

Stockholders’ equity:
Preferred stock issued and outstanding – 4,340 shares Series D with an aggregate liquidation preference of $108,488	108,488	108,488
Common stock $.10 par value authorized – 200,000 shares: issued and outstanding – 94,490 shares as of June 30, 2010 and 88,266 as of December 31, 2009	9,449	8,827
Common stock – additional paid-in-capital	1,279,507	1,157,931
Cumulative net earnings	558,848	522,388
Cumulative dividends paid	(995,211)	(932,407)
Total stockholders’ equity	961,081	865,227
Total liabilities and stockholders’ equity	$2,296,445	$1,655,033

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Rental income	$51,520	$41,225	$98,729	$82,400
Mortgage interest income	2,519	2,895	5,133	5,771
Other investment income – net	1,790	539	2,536	1,150
Miscellaneous	20	130	3,749	204
Nursing home revenues of owned and operated assets	2,956	4,363	7,336	8,787
Total operating revenues	58,805	49,152	117,483	98,312

Expenses
Depreciation and amortization	16,451	10,990	31,138	21,921
General and administrative	3,205	2,607	6,076	5,286
Restricted stock expense	467	479	1,306	959
Acquisition costs	1,192	-	1,412	-
Impairment loss on real estate properties	155	-	155	70
Nursing home expenses of owned and operated assets	2,797	5,498	7,369	10,851
Total operating expenses	24,267	19,574	47,456	39,087

Income before other income and expense	34,538	29,578	70,027	59,225
Other income (expense):
Interest and other investment income	62	6	77	17
Interest	(14,705)	(8,712)	(28,280)	(17,485)
Interest – amortization of deferred financing costs and refinancing costs	(4,386)	(1,026)	(5,364)	(1,526)
Litigation settlements	-	-	-	4,527
Total other expense	(19,029)	(9,732)	(33,567)	(14,467)

Income before loss on assets sold	15,509	19,846	36,460	44,758
Loss on assets sold – net	-	(24)	-	(24)
Net income	15,509	19,822	36,460	44,734
Preferred stock dividends	(2,272)	(2,272)	(4,543)	(4,543)
Net income available to common stockholders	$13,237	$17,550	$31,917	$40,191

Income per common share available to common stockholders:
Basic:
Net income	$0.14	$0.21	$0.35	$0.49
Diluted:
Net income	$0.14	$0.21	$0.35	$0.49

Dividends declared and paid per common share	$0.32	$0.30	$0.64	$0.60

Weighted-average shares outstanding, basic	93,031	82,573	90,935	82,485
Weighted-average shares outstanding, diluted	93,153	82,674	91,057	82,578

Components of other comprehensive income:
Net income	$15,509	$19,822	$36,460	$44,734
Unrealized loss on other investments	(38)	-	-	-
Total comprehensive income	$15,471	$19,822	$36,460	$44,734

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income available to common stockholders	$13,237	$17,550	$31,917	$40,191
Add back loss from real estate dispositions	—	24	—	24
Sub-total	13,237	17,574	31,917	40,215
Elimination of non-cash items included in net income:
Depreciation and amortization	16,451	10,990	31,138	21,921
Funds from operations available to common stockholders	$29,688	$28,564	$63,055	$62,136

Weighted-average common shares outstanding, basic	93,031	82,573	90,935	82,485
Effect of restricted stock awards	114	90	112	80
Assumed exercise of stock options	—	11	5	11
Deferred stock	8	—	5	2
Weighted-average common shares outstanding, diluted	93,153	82,674	91,057	82,578

Fund from operations per share available to common stockholders	$0.32	$0.35	$0.69	$0.75

Adjusted funds from operations:
Funds from operations available to common stockholders	$29,688	$28,564	$63,055	$62,136
Deduct litigation settlements - net	—	—	(1,111)	(4,527)
Deduct gain from sale of securities	(789)	—	(789)	—
Deduct nursing home revenues	(2,956)	(4,363)	(7,336)	(8,787)
Add back non-cash provision for impairments on real estate properties	155	—	155	70
Add back nursing home expenses	2,797	5,498	7,369	10,851
Add back interest refinancing expense	3,461	526	3,461	526
Add back acquisition related costs	1,192	—	1,412	—
Add back non-cash restricted stock expense	467	479	1,306	959
Adjusted funds from operations available to common stockholders	$34,015	$30,704	$67,522	$61,228

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation and one-time revenue and expense items.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its quarterly 2010 Adjusted FFO available to common stockholders to be between $0.43 and $0.46 per diluted share after giving effect to the CapitalSource second and third closings.  The following table presents a reconciliation of our guidance regarding quarterly 2010 FFO and Adjusted FFO to net income available to common stockholders:

	2010 Projected Quarterly AFFO
Per diluted share:
Net income available to common stockholders	$0.20	−	$0.23
Adjustments:
Depreciation and amortization	0.23	−	0.23
Funds from operations available to common stockholders	$0.43	−	$0.46

Adjustments:
Acquisition deal costs	0.00	−	0.00
Nursing home revenue and expense - net	0.00	−	0.00
Impairment on real estate assets	0.00	−	0.00
Restricted stock expense	0.00	−	0.00
Adjusted funds from operations available to common stockholders	$0.43	−	$0.46

The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)

Total operating revenues	$58,805	$49,152	$117,483	$98,312
Nursing home revenues of owned and operated assets	2,956	4,363	7,336	8,787
Revenues excluding nursing home revenues of owned and operated assets	$55,849	$44,789	$110,147	$89,525

Total operating expenses	$24,267	$19,574	$47,456	$39,087
Nursing home expenses of owned and operated assets	2,797	5,498	7,369	10,851
Expenses excluding nursing home expenses of owned and operated assets	$21,470	$14,076	$40,087	$28,236

This press release includes references to revenues and expenses excluding nursing home owned and operated assets, which are non-GAAP financial measures.  The Company believes that the presentation of the Company's revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of the Company's core portfolio as a real estate investment trust in view of the disposition of all but two of the Company's owned and operated assets and short term holding of owned and operated assets.  Effective June 1, 2010, the Company no longer operates any facilities; therefore the revenues and expenses of these two entities are not included in our consolidated statements of income after June 1, 2010.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending June 30, 2010:

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# of Operating Beds	Investment	% Investment
Real Property(1)	385	42,935	$2,360,284	96%
Loans Receivable(2)	10	1,315	87,858	4%
Total Investments	395	44,250	$2,448,142	100%

Investment Data	# of Properties	# of Operating Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2)	380	43,447	$2,380,426	97%	$55
Assisted Living Facilities	10	510	33,467	1%	66
Specialty Hospitals and Other	5	293	34,249	2%	117
	395	44,250	$2,448,142	100%	$55

Note: table above excludes three closed facilities classified as held-for-sale. (1) Includes $19.2 million for lease inducement. (2) Includes $0.9 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type (1)	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
Rental Property	$51,520	92%	$98,729	93%
Mortgage Notes	2,519	5%	5,133	5%
Other Investment Income	1,790	3%	2,536	2%
	$55,829	100%	$106,398	100%

Revenue by Facility Type (1)	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
Skilled Nursing Facilities	$52,343	94%	$100,464	95%
Assisted Living Facilities	625	1%	1,229	1%
Specialty Hospitals	1,071	2%	2,169	2%
Other	1,790	3%	2,536	2%
	$55,829	100%	$106,398	100%

(1) Excludes revenue from owned and operated assets.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$318,946	13%
Airamid	38	260,726	11%
Sun Healthcare Group, Inc.	40	222,438	9%
Signature Holdings, LLC	32	206,141	8%
Guardian LTC Management (1)	23	145,171	6%
Formation Capital	16	143,669	6%
Advocat Inc.	36	143,608	6%
Gulf Coast.	17	141,563	6%
Alpha	17	120,948	5%
Teninone	10	83,538	3%
Remaining Operators (2)	130	661,394	27%
	395	$2,448,142	100%

Note: table above excludes three closed facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement. (2) Includes $0.9 million of unamortized principal.

Concentration by State	# of Properties	Investment	% Investment
Florida (1)	83	$573,009	24%
Ohio	50	342,503	14%
Pennsylvania	25	172,780	7%
Texas	30	153,374	6%
Tennessee	16	123,830	5%
Maryland	10	94,865	4%
Indiana	18	86,706	4%
West Virginia (2)	10	78,241	3%
Colorado	11	72,289	3%
North Carolina	11	68,944	3%
Alabama	11	56,924	2%
Massachusetts	8	56,825	2%
Louisiana	14	55,343	2%
Kentucky	15	53,260	2%
Arkansas	12	47,891	2%
Mississippi	6	47,887	2%
Remaining States	65	363,471	15%
	395	$2,448,142	100%
Note: table above excludes three closed facilities classified as held-for-sale. (1) Includes $0.9 million of unamortized principal. (2) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
2010	820	-	820	1%
2011	9,688	-	9,688	4%
2012	6,935	-	6,935	3%
2013	31,738	-	31,738	11%
2014	1,950	699	2,649	1%
Thereafter	199,421	9,203	208,624	80%
$250,552	$9,902	$260,454	100%

(1) Based on 2010 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 3/31/2010	Coverage Data
% Revenue Mix	Before	After
Census (1)	Private	Medicare	Mgmt. Fees	Mgmt. Fees
Total Portfolio	84.3%	8.5%	26.3%	2.0	x	1.6	x

(1)	Based on available beds.

The following table presents a debt maturity schedule for the period ending June 30, 2010:

Debt Maturities ($000’s)		Secured Debt
	Year	Line of Credit (1)	Term Loan/Other	Senior Notes	Sub Notes	Total
	2010	$-	$-	$-	$-	$-
	2011	-	-	-	-	-
	2012	-	-	-	-	-
	2013	-	-	-	-	-
	2014	320,000	100,000	310,000	-	730,000
	Thereafter	-	182,015	375,000	20,000	577,015
		$320,000	$282,015	$685,000	$20,000	$1,307,015

(1) Reflected at 100% borrowing capacity. Due 12/31/2013 if 2014 Note not refinanced beforehand.

The following table presents investment activity for the three- and six - month periods ending June 30, 2010:

Investment Activity ($000's)
	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
	$ Amount	%	$ Amount	%
Funding by Investment Type:
Real Property	$588,718	99%	$588,718	98%
Mortgages	-	0%	-	0%
Other	7,121	1%	14,524	2%
Total	$595,839	100%	$603,242	100%